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FOR IMMEDIATE RELEASE

MYRIAD AND ABBOTT ENTER INTO BROAD DISCOVERY COLLABORATION

Salt Lake City, UT, April 11, 2006 -- Myriad Genetics, Inc. (Nasdaq: MYGN, www.myriad.com) and Abbott (NYSE: ABT, www.abbott.com) announced today that the two companies have entered into a broad drug discovery collaboration to identify novel therapeutic targets. The collaboration will leverage proprietary technology from both organizations to identify favorable targets amenable to drug discovery.

Under the five-year research agreement, Myriad will use its genetics, RNA expression profiling, and other discovery technologies, to identify human genes and regulatory networks associated with a variety of diseases. Myriad will evaluate differences in DNA and the RNA expression between thousands of individuals to identify the genetic basis of disease. Abbott will advance these genes through its chemical genomics platform to identify targets and leads for drug discovery.

Each company will have exclusive rights to the therapeutic targets and drug lead compounds to expand their therapeutic pipelines. Myriad will receive approximately 40 percent of the targets with associated lead compounds identified under the collaboration. Abbott will receive approximately 60 percent. Financial terms of the agreement were not disclosed.

"The combination of technologies achieved through this collaboration will further the drug discovery efforts at both companies and is expected to lead to innovative solutions for a wide range of unmet medical needs," said Dan Norbeck, Ph.D., Vice President, Pharmaceutical Discovery, Abbott.

"We are extremely pleased to be working with Abbott to discover the next generation of lead compounds to treat diseases with major unmet needs," said Peter Meldrum, President and CEO of Myriad Genetics, Inc. "We will apply our expertise with leading discovery technologies along with Abbott's proprietary chemical genomics platform to produce a set of novel, high-value drug targets and lead compounds."

About Myriad

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development and marketing of novel healthcare products. The Company develops and markets predictive medicine products, and is developing and intends to market therapeutic products. Myriad's news and other information are available on the Company's Web site at www.myriad.com.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs 60,000 people and markets its products in more than 130 countries.

Abbott's news releases and other information are available on the company's Web site at www.abbott.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include: the ability of Myriad and Abbott, under the collaboration, to identify human genes and regulatory networks associated with a variety of diseases, to identify the genetic basis of disease, and to identify targets and leads for drug discovery; the number or percentage of therapeutic targets with associated drug lead compounds identified under the collaboration that Myriad will receive; the discovery of innovative solutions for a wide range of unmet medical needs; and the development of novel, high-value drug targets and lead compounds. These forward looking statements are based on management's current expectation and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These include, but are not limited to, uncertainties as to the extent of future government regulation of Myriad Genetics' business; uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices; and the risk that the Company will not be able to sustain revenue growth for its predictive medicine business and products. These and other risks are identified in the Company's filings with the Securities and Exchange Commission, including the Company's current Report on Form 8-K filed October 28, 2005. All information in this press release is as of April 11, 2006 and Myriad undertakes no duty to update this information unless required by law.